UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 2, 2023

Kimbell Royalty Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	1-38005	47-5505475
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Taylor Street, Suite 810 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 945-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Units Representing Limited Partnership Interests	KRP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 2, 2023, Kimbell Royalty Partners, LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Kimbell Royalty GP, LLC (the “General Partner”), Kimbell Royalty Operating, LLC (the “Operating Company” and, together with the Partnership and the General Partner, the “Kimbell Parties”) and Citigroup Global Markets Inc., as representative of the several underwriters named in Schedule I thereto (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and the purchase by the Underwriters, of 7,250,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $14.00 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,087,500 Common Units on the same terms. The Offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (File No. 333-273609).

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Kimbell Parties have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering is expected to close on August 7, 2023, subject to customary closing conditions. The Partnership will receive proceeds (net of the underwriting discount and Offering expenses) from the Offering of approximately $95.9 million. The Partnership intends to contribute the net proceeds from the Offering to the Operating Company in exchange for 7,250,000 common units in the Operating Company. The Operating Company will use the net proceeds from the Offering for the repayment of outstanding borrowings under the Partnership’s revolving credit facility. Amounts borrowed in the future under the Partnership’s revolving credit facility will be used for general partnership purposes, which may include funding future acquisitions (including the Partnership’s recently announced acquisition of mineral and royalty interests from LongPoint Minerals II, LLC).

Affiliates of Citigroup Global Markets Inc., BofA Securities, Inc., Mizuho Securities USA LLC, PNC Capital Markets LLC, Truist Securities, Inc. and RBC Capital Markets, LLC, underwriters in the Offering, are lenders under the Partnership’s revolving credit facility that will be repaid, in part, by the net proceeds of the Offering. Accordingly, the Offering was conducted in compliance with the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). The appointment of a “qualified independent underwriter” was not required in connection with the Offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for the Common Units. To comply with FINRA Rule 5121, the underwriters noted above did not confirm sales to any account over which they exercised discretionary authority without the specific written approval of the account holder.

Further, the Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Partnership and its affiliates, for which they received or will receive customary fees and expenses.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Number	Description
1.1	Underwriting Agreement, dated as of August 2, 2023.
5.1	Opinion of White & Case LLP as to the legality of the securities being registered.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC,
its general partner

By:	/s/ Matthew S. Daly
Matthew S. Daly
Chief Operating Officer

Date: August 4, 2023